Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

OF ACCURAY INCORPORATED,

A DELAWARE CORPORATION,

AND

ACCURAY INCORPORATED,

A CALIFORNIA CORPORATION

THIS AGREEMENT AND PLAN OF MERGER dated as of February 3, 2007 (the “Agreement”) is between Accuray Incorporated, a Delaware corporation (“Accuray Delaware”), and Accuray Incorporated, a California corporation (“Accuray California”). Accuray Delaware and Accuray California are sometimes referred to herein as the “Constituent Corporations.”

RECITALS

A.                                   Accuray Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of Eighty-Seven Million Four Hundred Nineteen Thousand Three Hundred Thirty-One (87,419,331) shares, of which Seventy Million (70,000,000) shares are designated “Common Stock,” and Seventeen Million Four Hundred Nineteen Thousand Three Hundred Thirty-One (17,419,331) shares of which are designated “Preferred Stock.”  Such shares have a par value of $0.001 per share. Four Million Five Hundred Thousand (4,500,000) of the authorized shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”), One Million Seventy Thousand Six Hundred Sixty-Six (1,070,666) of the authorized shares of Preferred Stock are designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), Six Hundred Sixty-Six Thousand Six Hundred Sixty-Five (666,665) of the authorized shares of Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred”) and Eleven Million One Hundred Eighty-Two Thousand (11,182,000) of the authorized shares of Preferred Stock are designated “Series C Preferred Stock” (the “Series C Preferred”). As of the date hereof, one thousand (1,000) shares of Common Stock are issued and outstanding, all of which are held by Accuray California, and no shares of Preferred Stock are issued and outstanding.

B.                                     Accuray California is a corporation duly organized and existing under the laws of the State of California and has an authorized capital of Eighty-Seven Million Four Hundred Nineteen Thousand Three Hundred Thirty-One (87,419,331) shares, of which Seventy Million (70,000,000) shares are designated “Common Stock,” and Seventeen Million Four Hundred Nineteen Thousand Three Hundred Thirty-One (17,419,331) shares of which are designated “Preferred Stock.”  None of such shares has any par value. Four Million Five Hundred

Thousand (4,500,000) of the authorized shares of Preferred Stock are designated “Series A Preferred Stock” (the “Series A Preferred”), One Million Seventy Thousand Six Hundred Sixty-Six (1,070,666) of the authorized shares of Preferred Stock are designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), Six Hundred Sixty-Six Thousand Six Hundred Sixty-Five (666,665) of the authorized shares of Preferred Stock are designated “Series B Preferred Stock” (the “Series B Preferred”) and Eleven Million One Hundred Eighty-Two Thousand (11,182,000) of the authorized shares of Preferred Stock are designated “Series C Preferred Stock” (the “Series C Preferred”). As of the date hereof, Seventeen Million One Hundred Ninety-Four Thousand Five Hundred Thirty-Four (17,194,534) shares of Common Stock were issued and outstanding, Four Million Five Hundred Thousand (4,500,000) shares of Series A Preferred were issued and outstanding, One Million Seventy Thousand Six Hundred Sixty-Six (1,070,666) shares of Series A-1 Preferred were issued and outstanding, Six Hundred Sixty-Six Thousand Six Hundred Sixty-Five (666,665) shares of Series B Preferred were issued and outstanding and Eleven Million One Hundred Eighty-Two Thousand (11,182,000) shares of Series C Preferred were issued and outstanding.

C.                                     The Board of Directors of Accuray California has determined that, for the purpose of effecting the reincorporation of Accuray California in the State of Delaware, it is advisable and in the best interests of Accuray California and its shareholders that Accuray California merge with and into Accuray Delaware upon the terms and conditions herein provided.

D.                                    The respective Boards of Directors of Accuray Delaware and Accuray California have approved this Agreement.

E.                                      This Agreement was submitte to the stockholders of Accuray Delaware and Accuray California for adoption thereby.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Accuray Delaware and Accuray California hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

MERGER

1.1                               Merger. In accordance with the provisions of this Agreement, the Delaware General Corporation Law and the California Corporations Code, Accuray California shall be merged with and into Accuray Delaware (the “Merger”), the separate existence of Accuray California shall cease and Accuray Delaware shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Accuray Delaware shall be, and is herein sometimes referred to as the “Surviving Corporation,” and the name of the Surviving Corporation shall be Accuray Incorporated.

1.2                               Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

(a)                                  This Agreement and the Merger shall have been adopted and approved by the shareholders of Accuray California and the sole stockholder of Accuray Delaware in accordance with the requirements of the Delaware General Corporation Law and the California Corporations Code, respectively;

(b)                                 All of the conditions precedent to the consummation of the Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof;

(c)                                  An executed Certificate of Merger or an executed, acknowledged and certified counterpart of this Agreement meeting the requirements of the Delaware General Corporation Law shall have been filed with the Secretary of State of the State of Delaware; and

(d)                                 An executed Certificate of Merger or an executed counterpart of this Agreement meeting the requirements of the California Corporations Code shall have been filed with the Secretary of State of the State of California.

The date and time when the Merger shall become effective, as aforesaid, is herein called the “Effective Time.”

1.3                               Effect of the Merger. Upon the Effective Time, the separate existence of Accuray California shall cease, and Accuray Delaware, as the Surviving Corporation, shall (i) continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (ii) be subject to all actions previously taken by its and Accuray California’s Boards of Directors, (iii) succeed, without other transfer, to all of the assets, rights, powers and property of Accuray California in the manner as more fully set forth in Section 259 of the Delaware General Corporation Law, (iv) continue to be subject to all of its debts, liabilities and obligations as constituted immediately prior to the Effective Time, and (v) succeed, without other transfer, to all of the debts, liabilities and obligations of Accuray California in the same manner as if Accuray Delaware had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law and the California Corporations Code.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

2.1                               Certificate of Incorporation. The Certificate of Incorporation of Accuray Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2                               Bylaws. The Bylaws of Accuray Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions of the Certificate of Incorporation of the Surviviing Corporation, such Bylaws and applicable law.

2.3                               Directors and Officers. The directors and officers of Accuray California immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their respective successors shall have been duly elected and qualified or until as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

ARTICLE III

MANNER OF CONVERSION OF STOCK

3.1                               Accuray California Common Stock. At the Effective Time, each share of Accuray California Common Stock, no par value, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be canceled and extinguished and be converted into and become a right to receive one newly and validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

3.2                               Accuray California Preferred Stock. At the Effective Time, each share of Accuray California Series A Preferred, Series A-1 Preferred, Series B Preferred and Series C Preferred, each no par value, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be canceled and extinguished and be converted into and become a right to receive one newly and validly issued, fully paid and nonassessable share of Series A Preferred, Series A-1 Preferred, Series B Preferred and Series C Preferred, each $0.001 par value, of the Surviving Corporation, respectively.

3.3                               Accuray California Options and Stock Purchase Rights. At the Effective Time, the Surviving Corporation shall assume and continue the 1993 Stock Option Plan and the 1998 Equity Incentive Plan and all other employee benefit plans of Accuray California. Each outstanding and unexercised option or other right to purchase or security convertible into Accuray California capital stock shall become, at the Effective Time, a like option or right to purchase or a security convertible into the Surviving Corporation’s capital stock on the basis of one share of the Surviving Corporation’s capital stock for each share of Accuray California capital stock issuable pursuant to any such option, stock purchase right or convertible security, on the same terms and conditions and at an exercise price per share equal to the exercise price applicable to any such Accuray California option, stock purchase right or convertible security immediately prior to the Effective Time.

A number of shares of the Surviving Corporation’s Common Stock shall be reserved for issuance upon the exercise of options, stock purchase rights or convertible securities equal to the number of shares of Accuray California Common Stock so reserved immediately prior to the Effective Time.

3.4                               Accuray Delaware Common Stock. At the Effective Time, each share of Accuray Delaware Common Stock, $0.001 par value, issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by Accuray Delaware, the holder of such shares or any other person, be canceled and returned to the status of authorized but unissued shares.

3.5                               Exchange of Certificates. After the Effective Time, each holder of an outstanding certificate representing shares of Accuray California Common Stock may, at such stockholder’s option, surrender the same for cancellation to Latham & Watkins LLP as exchange agent (the “Exchange Agent”), and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which such holders’ shares of Accuray California Common Stock were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofor representing shares of Accuray California Common Stock shall be deemed for all purposes to represent the number of whole shares of the Surviving Corporation’s Common Stock into which such shares of Accuray California Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation or the Exchange Agent of any shares of stock represented by such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or the Exchange Agent, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Accuray California so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of Accuray Delaware stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to Accuray Delaware or the Exchange Agent any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Accuray Delaware that such tax has been paid or is not payable.

ARTICLE IV

GENERAL

4.1                               Covenants of Accuray Delaware. Accuray Delaware covenants and agrees that it will, on or before the Effective Time:

(a)                                  Qualify to do business as a foreign corporation in the State of California and in connection therewith irrevocably appoint an agent for service of process as required under the provisions of Section 2105 of the California General Corporation Law;

(b)                                 File any and all documents with the California Franchise Tax Board necessary for the assumption by Accuray Delaware of all of the franchise tax liabilities of Accuray California; and

(c)                                  Take such other actions as may be required by the California Corporations Code.

4.2                               Further Assurances. From time to time, as and when required by Accuray Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Accuray California such deeds and other instruments, and there shall be taken or caused to be taken by Accuray Delaware and Accuray California such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Accuray Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Accuray California and otherwise to carry out the purposes of this Agreement, and the officers and directors of Accuray Delaware are fully authorized in the name and on behalf of Accuray California or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3                               Abandonment. At any time before the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Accuray California or Accuray Delaware, or both, notwithstanding the approval of this Agreement by the shareholders of Accuray California or by the sole stockholder of Accuray Delaware, or by both.

4.4                               Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of California and Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the shareholders of Accuray California or by the sole stockholder of Accuray Delaware shall not: (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (2) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (3) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series thereof of such Constituent Corporation.

4.5                               Registered Office. The registered office of the Surviving Corporation in the State of Delaware will be located at Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808, and Corporation Service Company will be the registered agent of the Surviving Corporation at such address.

4.6                               Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1310 Chesapeake Terrace, Sunnyvale, California 94089, and copies thereof will be furnished to any shareholder of either Constituent Corporation, upon request and without cost.

4.7                               Governing Law. This Agreement shall in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Delaware and, so far as applicable, the merger provisions of the California Corporations Code.

4.8                               Counterparts. In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement, having first been approved by resolutions of the Boards of Directors of Accuray Delaware and Accuray California, is hereby executed on behalf of each of such two corporations and attested by their respective officers thereunto duly authorized.

ACCURAY INCORPORATED
a Delaware corporation

By:	/s/ Euan S. Thomson, Ph.D.
Euan S. Thomson, Ph.D.
President and Chief Executive Officer

ACCURAY INCORPORATED
a California corporation

By:	/s/ Euan S. Thomson, Ph.D.
Euan S. Thomson, Ph.D.
President and Chief Executive Officer